UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN CONSENT STATEMENT

SCHEDULE 14A INFORMATION

Consent Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Consent Statement

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☐	Soliciting Material Under Rule 14a-12

ZIOPHARM ONCOLOGY, INC.
(Name of Registrant as Specified in Its Charter)

ROBERT W. POSTMA WATERMILL ASSET MANAGEMENT CORP. JAIME VIESER HOLGER WEIS
(Name of Persons(s) Filing Consent Statement, if Other Than the Registrant)

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WaterMill Asset Management Corp., together with the other participants named herein (collectively, “WaterMill”), has filed a definitive consent statement and accompanying WHITE consent card with the Securities and Exchange Commission to be used to solicit consents from shareholders of Ziopharm Oncology, Inc., a Delaware corporation (the “Company”), for a number of proposals, the ultimate effect of which, if successful, would be to reconstitute the Board of Directors of the Company (the “Board”) through the removal of four current members of the Board and the election of WaterMill’s three highly-qualified nominees.

Item 1: On November 28, 2020, WaterMill issued the following press release:

WaterMill Asset Management Refutes Ziopharm Oncology’s Desperate, Low-Road Smear Campaign

Highlights That Director Candidate Holger Weis Continues to Receive Public Endorsements From Highly-Respected Biotechnology Leaders, Including Former DemeRx Board Members

Notes That Mr. Weis’ Former Chairman at DemeRx Sees “no Merit to any of the Unsubstantiated Claims Referenced by Ziopharm”

Provides Point-by-Point Rebuttal to Address the False and Unsupported Attacks on Mr. Weis

Urges Shareholders to Look Past Ziopharm’s Distortions and Recognize That Mr. Weis has an Impeccable Track Record – With Zero Employment, Legal or Regulatory Blemishes

NEW YORK—(BUSINESS WIRE)—WaterMill Asset Management Corp. (together with its affiliates, “WaterMill” or “we”), which collectively with the other participants in its consent solicitation beneficially owns approximately 3.3% of the outstanding shares of Ziopharm Oncology, Inc. (NASDAQ: ZIOP) (“Ziopharm” or the “Company”), today responded to the low-road campaign that the incumbent Board of Directors (the “Board”) has apparently initiated in order to smear Holger Weis and misrepresent his more than six-year tenure at DemeRx Incorporated (“DemeRx”). WaterMill believes this seemingly underhanded stunt only reinforces the need for meaningful and urgent boardroom change. It is important to highlight that the incumbent Board’s desperate attack on Mr. Weis comes on the heels of Institutional Shareholder Services Inc. (“ISS”), a leading independent proxy voting advisory firm, recommending that Ziopharm shareholders vote for boardroom change on WaterMill’s WHITE consent card. ISS supports the addition of two WaterMill nominees (Jaime Vieser and Holger Weis) and the removal of two incumbents (Chairman Scott Tarriff and Director Elan Ezickson).

We want to highlight for shareholders that Mr. Weis has unimpeachable integrity and recently received several endorsements from highly-respected biotechnology and life science investors and leaders, including former DemeRx board members. Select endorsements are below.

1.	Henry Mellon, former Chairman of DemeRx, provided the following statement today:

“I was chairman of the DemeRx board of directors for a significant portion of Holger’s tenure. He demonstrated integrity, professionalism and the highest degree of ethics at every turn – all in the interest of helping DemeRx succeed. Holger is a by-the-book corporate leader that shuns waste and prioritizes efficiency. In my view, there is no merit to any of the unsubstantiated claims referenced by Ziopharm on November 27.”

2.	Skip Clemmons, Managing Director of Stephens Inc. and former DemeRx director, recently stated:

“I was on the board and Holger, while beginning our relationship as COO/CFO, also took on increasing responsibilities for operations and clinical trials leading to his eventual leadership of the company. In addition, Holger had the novel idea to combine opioids with a small amount of our compound to reduce the abuse liability of opioids, potentially slowing or preventing the onset of tolerance which leads to dependence. A major pharmaceutical company was eager to study this with our company. I found Holger to be fair, thoughtful, and professional in all things related to governance, compensation, and financial reporting. Further, his creative vision for additional applications created new clinical opportunities for us. Holger is a great leader, a generous colleague, a good man, and a solid contributor at the board level as well as management. I am proud to call him a friend and would be happy to work with him again.”

3.	James Barlow, President & Chief Executive Officer of ImmunoGenesis, Inc., recently stated:

“I have a high regard for Holger’s deep expertise for operating Biotech companies. From his distinguished career as a C-suite Executive at numerous Biotechs, Holger [...] would be a real asset in sharpening the operational focus at Ziopharm. He is refreshingly candid and has unquestioned integrity, which will allow him to be a strong, credible voice for change at the Company.”

4.	Hector J. Gomez MD PhD, Executive Chairman & Chief Medical Officer of GLG Pharma, LLC, recently stated:

“[Holger has] a myriad of proficiencies that are invaluable for a pharma or biotech organization. I was amazed at the proficiency that he has with regulatory issues, clinical trial design, fundraising and just a general ‘solve-all-problems’ attitude. His relentless pursuit of success is admirable.”

In keeping with its apparent disregard for honest investor communication, the incumbent Board’s misleading press release on November 27th is full of cherry-picked quotes and completely unsubstantiated claims from a filing made by DemeRx during its 2018 bankruptcy. The incumbent Board’s press release does not acknowledge that Mr. Weis spent more than six years as an executive in good standing, enjoys the support of former DemeRx directors and was owed hundreds of thousands of dollars at the time of the organization’s bankruptcy. The press release also fails to acknowledge that DemeRx, which was under new leadership in 2018, was choosing to fight Mr. Weis rather than honor his claims as a creditor. The reality is that DemeRx’s founder and current chief executive officer, who was previously terminated by the board of directors in 2013, did not want to honor Mr. Weis’ claims once she was back in control.

We believe it is important to set the record straight now that Ziopharm is apparently trying to smear Mr. Weis:

•	Distortion #1: Ziopharm states that “a majority of shareholders executed written consents to remove Mr. Weis” from his positions at DemeRx.

o	The Reality: This statement is false. Mr. Weis was not a director of DemeRx and, therefore, could not be removed by written consent. Mr. Weis had a provision in his employment agreement that allowed him to resign for “good reason” if DemeRx’s founder and current chief executive officer ever returned. This is why Mr. Weis resigned on July 24, 2017.

•	Distortion #2: Ziopharm is apparently trying to mislead shareholders by repeating DemeRx’s unsupported claim that Mr. Weis made “inaccurate and misleading presentations” to his board of directors that resulted in “excessive remuneration.”

o	The Reality: Ziopharm is recycling false and unsubstantiated claims. Mr. Weis was evaluated by DemeRx’s board of directors for years, including its compensation committee and audit committee. He never made inaccurate and misleading statements to the board of directors. In addition, he was not in a position to influence what the board of directors deemed to be his appropriate compensation.

•	Distortion #3: Ziopharm is apparently trying to mislead shareholders again by citing DemeRx’s baseless contentions that Mr. Weis received “excessive compensation based on milestones never achieved” and “made unauthorized payments to himself.”

o	The Reality: Ziopharm is recycling more false and unsubstantiated claims. Mr. Weis submitted performance self-appraisals to the board of directors for its independent assessment throughout his more than six-year tenure. Any and all compensation received by Mr. Weis during his tenure at DemeRx was approved and authorized by the board of directors (which Mr. Weis was not a part of). Notably, Mr. Weis voluntarily worked without a salary and bonus throughout 2017 in order to help DemeRx allocate capital to other key business initiatives. He always acted in DemeRx’s best interest.

•	Distortion #4: Ziopharm apparently wants shareholders to believe Mr. Weis was responsible for millions of dollars of “waste” at DemeRx.

o	The Reality: Ziopharm is continuing to cite more false claims. Soon after joining DemeRx, Mr. Weis helped improve cost controls and he ultimately delivered tangible clinical progress on a very efficient budget. In fact, Mr. Weis was lauded for his cost efficiency by the board of directors (including members who continue to publicly support him today).

•	Distortion #5: Ziopharm wants shareholders to believe Mr. Weis was responsible for wasting funds on excessive patent-related legal fees at DemeRx.

o	The Reality: The claim being echoed by Ziopharm is baseless. Given that DemeRx had limited intellectual property at the onset of its development program, creating new patents was an important and essential strategic initiative towards building the business. The legal advisory work commissioned by Mr. Weis was regularly reviewed by the board of directors.

Robert Postma, principal and founder of WaterMill, concluded:

“Ziopharm’s incumbent Board never fails to disappoint when it comes to taking the low road. This attempt to smear Holger with baseless and unsubstantiated claims is just the latest instance of the incumbents’ desperation. It is clear to us that Scott Tarriff and his allies in the boardroom simply want to divert attention away from Ziopharm’s abysmal corporate governance, dismal business decisions, wasteful spending and value-destructive tailspin. Unfortunately for them, WaterMill will continue to make this contest about the issues that matter to shareholders. Holger, Jaime and I are committed to joining the Board and helping Ziopharm veer off its current path to financial ruin. WaterMill is also committed to Holger and encourages shareholders to focus on the facts pertaining to his robust credentials, quality endorsements and proven integrity.”

***

We urge Ziopharm shareholders to consent to all five proposals on the WHITE consent card today by signing, dating and returning it in the postage-paid envelope provided. Please vote each and every WHITE consent card you receive since you may own multiple accounts. If you have already voted a Green revocation card from Ziopharm, a later-dated vote on the WHITE consent card will revoke that vote.

December 11, 2020 is our goal for the submission of written consents. Effectively, this means that you have until December 11, 2020 to consent to the proposals.

You may only consent by voting the WHITE consent card. Please throw away all Green revocation cards you receive.

***

Contacts

For Investors:

Saratoga Proxy Consulting
John Ferguson / Joe Mills, 212-257-1311
jferguson@saratogaproxy.com / jmills@saratogaproxy.com

For Media:

Profile
Greg Marose / Charlotte Kiaie, 347-343-2999
gmarose@profileadvisors.com / ckiaie@profileadvisors.com

###

Item 2: On November 30, 2020, Watermill posted the following materials to www.FixZiopharm.com:

Item 3: Also on November 30, 2020, Watermill delivered the following email to subscribers of www.FixZiopharm.com:

ISS supports change at Ziopharm.

Fellow Shareholder,

We're pleased to share that a leading proxy advisory firm Institutional Shareholder Services ("ISS") has announced its endorsement of our case for urgent change at Ziopharm.

ISS recommended that shareholders:

•	Remove Chairman Scott Tarriff and incumbent director Elan Ezickson, and
•	Vote the WHITE consent card to elect WaterMill's director candidates Jaime Vieser and Holger Weis to the Board.

ISS agrees that additional representation of shareowners on the Board is necessary to align the Board's priorities with shareholders. Help us build a better Ziopharm for all shareholders by consenting to all five of our proposals on the WHITE consent card TODAY, including the election of all three of our highly-qualified nominees.

You can review recent letters, presentations and share candid feedback at www.FixZiopharm.com.

Sincerely,
Robert Postma

Principal and Founder
WaterMill Asset Management Corp.